To the Shareholders and Board of

Trustees of Top Flight Fund

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of the Top Flight Fund (the “Fund”), a series of Rock Canyon Funds, for the fiscal year ended September 30, 2005, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Fund’s internal control over financial reporting, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Fund’s internal control over financial reporting as of September 30, 2005.

The management of the Fund is responsible for establishing and maintaining internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. The Fund’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Fund’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Fund’s internal control over financial reporting would not necessarily disclose all matters in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). We noted the following matters involving the control procedures and their operation that we consider to be material weaknesses as defined above.  These conditions were considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Top Flight Fund for the year ended September 30, 2005, and this report does not affect our report thereon dated November 28, 2005.

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Control procedures were not in place to ensure that interest income, dividend expense on short sales and realized gains and losses related to short sale broker activity were properly recorded.

Management’s Response

Management agrees with the above-mentioned comments.  At management’s direction, the following control procedures will be implemented by the Fund Accountant, to ensure that interest income, dividend expense on short sales and realized gains and losses are properly recorded with respect to any brokerage account where short sales are transacted:

1)

The Fund Accountant will have on-line access to all balances and activity in any brokerage account held in the name of the Top Flight Fund where short sales are executed.  In the event that technical problems prevent on-line access, an individual at the broker will be available to the Fund Accountant via telephone during business hours to provide direct access to account information.

2)

On a daily basis, the Fund Accountant will reconcile all transaction information received from the adviser with posted transactions in any brokerage account where short sales are transacted.

3)

The Fund Accountant will send a reconciliation report weekly to the Chief Compliance Officer of the Trust for her review.

This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Cohen McCurdy, Ltd.

Cohen McCurdy, Ltd.

Westlake, Ohio

November 28, 2005